Exhibit 10.31

December 31, 2009

Mr. Ronald K. Migita
Chairman of the Board
President & Chief Executive Officer
Central Pacific Financial Corporation
Central Pacific Bank

RE:  Your Compensation For the Period January 1, 2010 – December 31, 2010

Dear Mr. Migita,

The purpose of this letter is to confirm your compensation for serving as Chairman of the Board, President, and Chief Executive Officer for Central Pacific Financial Corp. (“CPF”) and Central Pacific Bank (“CPB”) for the period from January 1, 2010 through December 31, 2010 (the “Compensation Period”),

1.
For serving as Chairman of the Board of Directors (“Board”) of CPF and CPB, you will receive an annual retainer fee of $100,000 (CPF will pay $40,000 (40%) and CPB will pay $60,000 (60%)), prorated and paid on a monthly basis during the Compensation Period.  This is a 50% reduction off your original retainer fee of $200,000 and a 37.5% reduction off your current retainer fee of $160,000.

2.	You will not receive any board or committee fees for attending any meetings of the CPF and CPB boards or any of their respective committees.

3.
For serving as President and Chief Executive Officer of CPF and CPB, you will receive an annual cash salary of $500,000 (CPF will pay $120,000 (24%), CPB will pay $375,000 (75%)) and Central Pacific HomeLoans, Inc. will pay $5,000 (1%)), prorated and paid on a semi-monthly basis during the Compensation Period.

4.
As an employee of CPF and CPB, you are entitled to receive all standard employee benefits and will also receive unrestricted vacation as long as it does not impede your ability to execute your duties and responsibilities.

5.
As an executive officer of CPF and CPB, you are entitled to receive perquisites that are extended to the highest level of executives of CPF and/or CPB, to presently include an automobile allowance of $1,000 per month and payment of Waialae Country Club membership dues.

6.	You will not be entitled to any short or long term incentive plan payments for 2010 performance.

While the above is the compensation arrangement approved by the Board of Directors, please understand that CPF and CPB reserve the right to make any changes and amendments to the agreement or to withhold or recover compensation (on either a retroactive or prospective basis, and whether or not earned/accrued or yet to be earned/accrued) as necessary or required to comply with all applicable laws and regulations and restrictions, to include without limitation, any regulatory orders, mandates, directives or prohibitions, and the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations implementing EESA and ARRA issued by the U.S. Department of Treasury with respect to executive compensation or otherwise, and further, neither CPF and CPB shall be required to make any payment if such payment requires any regulatory approval.  In addition, CPF and CPB shall have a right to recover (“clawback”) compensation if payment of such compensation is due to materially inaccurate financial statements.

If the foregoing is agreeable with you, please sign and return the original of this letter to the undersigned.

Sincerely,

Central Pacific Financial Corp.
Central Pacific Bank

By /s/ Paul Kosaka
Paul Kosasa
Chair, Compensation Committee
Board of Directors

Accepted and agreed by:

/s/ Ronald K. Migita                                                                     December 31, 2009
Ronald K. Migita                                                                           Date